     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                 BIOMATRIX, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                       13-3058261
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                       identification No.)

                               65 RAILROAD AVENUE,
                          RIDGEFIELD, NEW JERSEY 07657
                                 (201) 945-9550
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                              ENDRE A. BALAZS, M.D.
                            CHIEF EXECUTIVE OFFICER &
                            CHIEF SCIENTIFIC OFFICER
                                 BIOMATRIX, INC.
                               65 Railroad Avenue
                          Ridgefield, New Jersey 07657
                                 (201) 945-9550
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------

                                 WITH COPIES TO:
                            JUSTIN P. MORREALE, ESQ.
                           JOHN J. CONCANNON III, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000
                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
      ---------------------------------------------------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                      CALCULATION OF REGISTRATION FEE
         -----------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF SECURITIES           AMOUNT TO          OFFERING PRICE      AGGREGATE             AMOUNT OF
         TO BE REGISTERED              BE REGISTERED      PER SHARE(1)        OFFERING PRICE(1)     REGISTRATION FEE
         ----------------------------- ------------------ ------------------- --------------------- ----------------
         Common Stock
         Par Value $.0001 per share     750,000 shares        $33.0625           $24,796,875             $6,894
         -----------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, upon the basis of the average of the high and low prices on the New York Stock Exchange of the registrant's common stock reported in the consolidated reporting system as of April 28, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, dated April 29, 1999


                                 750,000 SHARES




                                 BIOMATRIX, INC.
                                  COMMON STOCK



         The selling stockholder identified in this prospectus is selling 750,000 shares of common stock of Biomatrix, Inc. Biomatrix will not receive any of the proceeds from the sale of common stock by the selling stockholder. Biomatrix common stock is listed on the New York Stock Exchange under the symbol "BXM". On April 28, 1999, the closing price of one share of Biomatrix common stock on the New York Stock Exchange was $32.625.



          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.



         THE BIOMATRIX SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The selling stockholder may sell the shares of common stock described in this prospectus in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. The selling stockholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. More information is provided in the section titled "Plan of Distribution."


                     The date of this prospectus is    , 1999.

                                  RISK FACTORS

         INVESTING IN BIOMATRIX SECURITIES INVOLVES RISKS. YOU SHOULD NOT PURCHASE BIOMATRIX SECURITIES UNLESS YOU CAN BEAR A LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.


OUR INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION

         The FDA and foreign regulatory agencies regulate the commercial distribution of our medical products. The FDA classifies medical products as either medical devices or drugs/biologicals. Currently, the FDA and most foreign regulatory agencies consider most of our medical products to be medical devices. Some of our products are currently being reviewed for approval by various regulatory agencies. The approval process is costly, complex, and time-consuming, and it is possible that these approvals could be delayed or never granted. The regulatory process can delay marketing new products for long periods and can add substantial costs. In addition, changes in governmental rules and regulations could affect us in ways we cannot predict. Changes could affect products already approved for marketing, products that have not yet been approved, or the approval process itself.

         The FDA and foreign regulatory agencies inspect our manufacturing facilities both before and after giving their approval to market a product. Additionally, if a material change is made to the manufacturing process, equipment, or location after receiving approval for marketing from regulatory agencies, additional regulatory review may be necessary.

         Our skin care products are not subject to pre-market approval requirements or FDA mandated performance standards. However, they are subject to provisions of law prohibiting the commercial marketing of misbranded or adulterated products.

REIMBURSEMENT STANDARDS INFLUENCE OUR SALES

         The availability of reimbursement by Medicare, Medicaid, private health insurers, and other organizations may affect sales of our products. Limitations on reimbursement may negatively impact sales of our medical products. In the United States, the Health Care Finance Administration, also known as HCFA, and many private health insurance organizations currently provide reimbursement for Synvisc. Synvisc is currently reimbursed by all of the Medicare regional insurance carriers. Synvisc is also on the list of government-reimbursable products in Sweden. Currently, Synvisc has not been approved for reimbursement by the Canadian provincial governments; several Canadian private insurance companies do, however, provide reimbursement for Synvisc. In addition, we are currently discussing reimbursement for Synvisc with European government agencies. We do not expect insurance companies to pay for Hylaform, another of our products. Changes in reimbursement policies could significantly reduce our ability to sell our products.

WE DEPEND ON OUR DISTRIBUTION RELATIONSHIPS

         We have entered into several distribution agreements for marketing and distributing some of our products, including Synvisc and Hylaform. As a result, we are dependent on our marketing partners for sales of our product in countries in which we have marketing and distribution agreements. It is possible that we will not be able to maintain our current arrangements, and if that happens, we may not be able to replace them with other acceptable arrangements. It is also possible that our marketing partners will not be able to market and distribute our products successfully in the future.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         In order to protect our core hylan technology, we have obtained patents on our technologies and on our products in key countries. We currently have 22 issued or allowed patents and 1 patent pending in the United States, and 88 issued or allowed patents and over 68 patents pending in foreign countries. We cannot be sure that any patents pending or patent applications we may file in the future will result in issued patents. Any patents we have now, or that may be issued in the future, trade secrets or know-how may not be enough to protect our business against competitors with similar technologies or processes. Others might still infringe upon or design around our issued patents. In addition, others might develop proprietary technologies or processes on their own which are the same as or substantially equivalent to ours. It could be very expensive if we have to defend against patent infringement suits brought against us or if we choose to sue others to protect our patents against infringement.

         In addition to patent protection, we rely on trade secrets, proprietary know-how and continuing technological developments. We generally try to protect this information by entering into confidentiality agreements with our business partners, employees and consultants. Certain people might break the promises they make in these agreements. If they do, we may not be able to remedy the damage they cause to our business. Even if everyone honors these agreements, our competitors might still discover our trade secrets on their own.

COMPETITIVE PRODUCTS COULD INFLUENCE OUR SALES

         We believe that our superior technology and our longstanding know-how and experience give us our primary advantages over our competitors. Competition for our product, Synvisc, consists primarily of products based on earlier technology. These products include, in the United States, the FDA-approved Hyalgan-Registered Trademark-, produced by Fidia S.p.A. and marketed in the United States by OrthoLogic Corp. Another product based on earlier technology is Orthovisc-Registered Trademark-, which failed in 1998 to receive approval from the FDA for marketing in the United States but is marketed in Canada and in certain other countries. Orthovisc is produced by Anika Therapeutics, Inc. and marketed by Zimmer, Inc. In Europe, the primary competitive products are Hyalgan and Artz-Registered Trademark-, a Japanese product. To the best of our knowledge, there are no other viscosupplementation products on the market, or in development, which, like Synvisc, have the physical properties of viscosity, elasticity or molecular weight which are comparable to the physical properties of healthy, young synovial fluid.

         Our ability to compete depends primarily upon product acceptance by doctors and other customers and whether or not health insurance will pay for treatment with our products, as opposed to those of our competitors.

         We believe our patents on hylans make it more difficult for others to develop and sell products made from similar substances. However, a number of potential competitors are trying to develop similar substances. Other substances or technologies may be, now or in the future, the basis of competitive products that could render our technology obsolete or non-competitive.

THE SUCCESS OF OUR OPERATIONS DEPENDS ON OUR MANUFACTURING CAPABILITIES

         Biomatrix faces manufacturing risks. Our manufacturing process is highly complex and is regulated by the government. It is possible that we will have problems maintaining or expanding our facilities in the future. These problems could cause delays in production or delivery delays. Any significant disruption in our manufacturing operations could significantly hurt our business, results of operations, and financial condition.

WE MAY HAVE DIFFICULTY MANAGING OUR RECENT EXPANSION

         In 1998 alone we more than doubled the number of employees. Also, we now operate and have employees in eight countries. This expansion requires that we spend a significant amount of money to support what we hope will be increased demand for our products. This strategy involves risks, which include supporting higher levels of operating expenses, attracting and retaining employees, and dealing with other management difficulties that arise from rapid growth. Any failure to manage growth effectively could have a significant adverse effect on our ability to run our business.

WE DEPEND ON OUR KEY PERSONNEL TO IMPLEMENT OUR STRATEGIC PLAN

         Our future success is highly dependent on the members of our management and scientific staff. The loss of one or more key employees could hurt us significantly. We do not maintain any key person life insurance policies with respect to any of our employees. We have entered into employment agreements with Dr. Endre A. Balazs, our Chief Executive Officer and Chief Scientific Officer and Rory B. Riggs, our President. These agreements restrict Dr. Balazs and Mr. Riggs from engaging in certain activities that are competitive with Biomatrix. We have entered into similar agreements with most but not all of our employees.

OUR OPERATING RESULTS MAY FLUCTUATE FROM PERIOD TO PERIOD

         We have planned our operating expenses on the assumption that revenues from sales will continue to grow. If these revenues do not grow as we have projected, our operating results for a particular period may be lower than expected. A revenue shortfall could result from a number of factors, including but not limited to those described in this registration statement, lower than expected demand for our products; fewer purchases of our products by our distribution partners; inability to collect from those who owe us money, goods, or services; manufacturing interruptions; and overall economic conditions.

WE COULD FACE PRODUCT LIABILITY CLAIMS

         Producing and selling health-care products can lead to allegations of product liability, and it is possible that product liability claims could be brought against us. Although we carry product liability insurance in an amount that we consider sufficient, we cannot be sure that the amount of coverage that we currently hold, or will hold in the future, will be adequate. If our insurance coverage is not sufficient we may not be able to satisfy liability claims out of our other assets. If we attempt to obtain additional insurance in the future, we may not be able to do so on acceptable terms, and any additional insurance we do obtain may not provide adequate coverage against asserted claims.

OUR STOCK PRICE HAS A HISTORY OF VOLATILITY

         The market price of our common stock, like that of the securities of many other biomedical and medical device companies, has fluctuated over a wide range, and the market price of the shares of our common stock or other securities could be highly volatile in the future. Factors including, but not limited to, fluctuation in our operating results or our failure to meet the expectations of the investment community, our ability to manufacture our products, demand for our products, announcements of technological innovations or new commercial products by us or our competitors, governmental regulation, changes in insurance reimbursement policies, developments or disputes concerning patent or other proprietary rights, public concern as to the safety of devices or other products developed by us or our competitors, and general market conditions may have a significant effect on the market price of our common stock or other securities.

ALL OF OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

         Many currently installed computer systems, software products and equipment with embedded chips or processors are programmed to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, our software and computer systems may need to be upgraded or replaced in order to comply with "Year 2000" requirements. We have implemented a Year 2000 compliance program to identify and minimize exposure to Year 2000 problems, which includes an assessment of our internal readiness as well as the readiness of third parties that are critical to our business. We may incur costs in identifying, resolving and mitigating Year 2000 compliance issues. In addition, we cannot guarantee that our Year 2000 issues will be fully identified and resolved by the end of 1999. The failure to identify and resolve these issues could result in interruptions in, or failures of, certain normal business activities or operations that may have an adverse effect on our business, results of operations and financial condition. The failure of third parties that are significant to our business to be Year 2000 compliant could also have an adverse effect on our business, results of operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding governmental regulation, reimbursement, dependence on distribution relationships, patents, competition, manufacturing, rapid growth, dependence upon key personnel, fluctuation in operating results, product liability, stock price volatility, and Year 2000 matters. Forward-looking statements necessarily involve risks and uncertainties, and Biomatrix's actual results could differ materially from those anticipated in the forward-looking statements, including those set forth herein under "Risk Factors" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.


                                    BIOMATRIX

         Together with our subsidiaries Biomatrix Medical Canada Inc., Biomatrix Svenska AB, Biomatrix U.K. Limited, Biomatrix Hong Kong Limited, Biomatrix France SARL, Biomatrix Switzerland GmbH, and Biomatrix Germany GmbH, we develop, manufacture, market and sell a series of proprietary viscoelastic products made of biological polymers called hylans for use in therapeutic medical applications and skin care. Hylans are chemically modified forms of the naturally occurring hyaluronan, also known as hyaluronic acid or sodium hyaluronate. Hylans are the second generation of viscoelastics used in medicine, and are characterized by significantly enhanced physical, or rheological, properties including elasticity, viscosity and pseudoplasticity, as compared to naturally occurring hyaluronan, from which the first generation viscoelastics are made. The discovery of hylans has allowed us to develop a range of patented products with superior viscoelastic properties in the forms of fluids, gels and solids.

         Biomatrix was founded in 1981. In 1983, we established our research and development department, laboratory facilities and a pilot manufacturing plant at our corporate headquarters in Ridgefield, New Jersey. During the period from 1987 through 1995, we also conducted research and development work in Europe through our wholly-owned subsidiary Biomatrix Svenska in Uppsala, Sweden. Biomatrix Medical Canada was established in 1991 to manufacture medical products and to market certain medical products in Canada. In 1997, Biomatrix UK, Biomatrix Switzerland and Biomatrix Hong Kong were established to market and sell certain medical products in the United Kingdom, Switzerland, and Hong Kong, respectively. Biomatrix France was also established in 1997 to assist in marketing certain products in France. In 1998, Biomatrix Germany was established to assist in marketing certain products in Germany. In 1998, we completed construction of a manufacturing plant in Ridgefield, New Jersey and commenced manufacturing operations. We received ISO 9001/EN46001 certification of our quality system for manufacturing viscoelastic medical therapeutics in the fourth quarter of 1998. This certification permits us to manufacture and ship our products from the New Jersey manufacturing facility to the 19 countries of the European Economic Area and a number of countries in Latin America and Asia. During the first quarter of 1999, we also received FDA approval to ship Synvisc within the United States from our New Jersey manufacturing facility.

         We believe that we are distinguished from other companies in the field by our association with Dr. Endre A. Balazs, our co-founder and current Chief Executive Officer and Chief Scientific Officer, who has authored numerous publications on the medical applications of hyaluronan-based viscoelastic products. Prior to the organization of Biomatrix, Dr. Balazs invented the use of hyaluronan in medicine and developed the first generation hyaluronan-based viscoelastics used in medicine worldwide. These products were based on a highly purified fraction of the unmodified, naturally occurring hyaluronan. In 1993, we obtained the rights from Dr. Balazs to use his first generation technology for medical applications, except for ophthalmic viscosurgery.

         Under Dr. Balazs' leadership, our scientists developed a new class of biopolymers, called hylans. These polysaccharide molecules are derived by chemical modification of hyaluronan. Our hylan products are highly biocompatible like the naturally occurring hyaluronan, which allows them to be used in the body without causing allergic or foreign body reactions. We believe that products made of hylans are superior to the products made of first generation hyaluronan due to their enhanced rheological properties and prolonged residence time in tissues.

         Using our patented technology, we have developed clear elastoviscous fluids, transparent viscoelastic semi-solid gels, solid particles, sheaths, tubes and other useful configurations. This broad spectrum of proprietary products is manufactured through several patented chemical modifications and cross-linking processes.

         Our business is to develop, manufacture, market and sell viscoelastics used as medical therapeutic devices. The use of viscoelastics in medicine during the past decades has created several new medical therapeutic modalities including:

         - VISCOAUGMENTATION, the use of viscoelastic gels for tissue augmentation to provide a scaffolding for tissue regeneration or an inert elastic filler in applications such as augmentation of dermal tissue for the correction of facial wrinkles and depressed scars and the augmentation of the sphincter muscle in urinary incontinence.

         - VISCOPROTECTION, the use of elastoviscous fluids and viscoelastic gels to shield and protect sensitive tissue surfaces, such as those of the eye, from dryness and noxious environmental conditions.

         - VISCOREGULATION, the use of the physical, or rheological, properties of elastoviscous fluids and viscoelastic gels to regulate cell activity, for example, the targeted delivery of drugs.

         - VISCOSEPARATION, the use of viscoelastic gels, membranes and fluids to separate tissues, prevent adhesions, and cover internal and external wounds to facilitate wound healing and decrease scar formation.

         - VISCOSUPPLEMENTATION, the use of elastoviscous solutions and viscoelastic gels in disease conditions to replace tissues and body fluids.

         - VISCOSURGERY, the use of elastoviscous fluids to facilitate surgical procedures in ophthalmology, orthopedics and neurosurgery. The viscoelastic acts as a surgical tool or implant to protect, manipulate and separate delicate tissues.

         Viscoelastic devices are ideally made from the body's own molecules found in the intercellular matrix, the highly organized structure separating cells and integrating them into functional tissues. Viscoelastic products are used in medicine by introducing them into the intercellular matrix during, after or instead of surgical procedures to supplement, augment, regulate and manipulate the healing and regenerative processes of the body and to restore the homeostasis (equilibrium) of the intercellular matrix. Therefore, the use of viscoelastics for therapeutic purposes, i.e. engineering of the intercellular matrix, is called matrix engineering.

         For more detailed information about Biomatrix, you should review the documents that we have filed with the SEC, including our Annual Report on Form 10-K for the 1998 fiscal year.


                                 USE OF PROCEEDS

         Biomatrix will not receive any proceeds from the sale of the shares of common stock offered by Warburg Dillon Read LLC under this prospectus.


                               SELLING STOCKHOLDER

         On May 14, 1998, we issued to Warburg Dillon Read, the selling stockholder, a convertible subordinated note convertible into 375,000 shares of Biomatrix common stock. As a result of a 2-for-1 stock split in the form of a stock dividend effective April 16, 1999, the note became convertible into 750,000 shares of Biomatrix common stock. Under a Registration Rights Agreement also dated May 14, 1998, we agreed to register all of the Biomatrix common stock issuable upon conversion of the convertible note not later than May 14, 1999 and to use our best efforts to keep the registration statement effective for one year, or until Warburg Dillon Read sells all of the shares under the registration statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that Warburg Dillon Read will sell all or any of the shares.

         Warburg Dillon Read reports to us that, as of April 14, 1999, it does not beneficially own any Biomatrix common stock other than its right to receive shares upon conversion of the convertible note described above.

         Warburg Dillon Read has not, within the past three years, held any position, or had any other material relationship with, Biomatrix. Because Warburg Dillon Read may sell all or some of the shares of common stock it beneficially owns, we can only estimate, by assuming Warburg Dillon Read will sell all of the shares offered by this Prospectus, that Warburg Dillon Read will not beneficially own any shares of Biomatrix common stock after this offering. In addition, some information given to us by Warburg Dillon Read may have changed, and may yet change, after the date on which it provided this information to us. Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended.


                              PLAN OF DISTRIBUTION

         We have been advised by Warburg Dillon Read that the shares offered hereby may be sold directly by Warburg Dillon Read from time to time to purchasers. Alternatively, Warburg Dillon Read may from time to time offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from Warburg Dillon Read or the purchasers of shares for whom they may act as agents. Warburg Dillon Read and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have been advised by Warburg Dillon Read that the shares may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of shares may be effected in transactions, which may involve crosses or block transactions, (i) on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of shares is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of such offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from Warburg Dillon Read and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         We have been advised by Warburg Dillon Read that in connection with distributions of the shares or otherwise, Warburg Dillon Read may enter into hedging transactions with banks or broker-dealers. In connection with such transactions, banks or broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Warburg Dillon Read. Warburg Dillon Read may also sell short and redeliver the shares to close out such short positions. Warburg Dillon Read may also enter into option or other transactions with banks or broker-dealers which require the delivery to the bank or broker-dealer shares registered hereunder, which the bank or broker-dealer may resell or otherwise transfer pursuant to this prospectus. Warburg Dillon Read may also resell all or a portion of the shares in open-market transactions in reliance on Rule 144 under the Securities Act of 1933, as amended, provided that such transactions meet the criteria of and conform to the requirements of such rule. Warburg Dillon Read may also make gifts of the shares or lend or pledge the shares to a bank, broker-dealer or other pledgee, and the donee, bank, broker-dealer or other pledgee may sell the shares so gifted, loaned, or upon a default, the bank, broker-dealer or other pledgee may effect sales of the pledged shares pursuant to this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

         Under Regulation M of the Exchange Act, any person engaged in a distribution of the shares may be prohibited, with certain exceptions, from bidding for or purchasing any security which is the subject of such distribution until its participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of common stock in connection with the offering of the shares pursuant to this prospectus.

         We will pay all expenses of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that all underwriting discounts, selling commissions and counsel fees, if any, of Warburg Dillon Read will be paid by Warburg Dillon Read. Warburg Dillon Read will be indemnified by Biomatrix against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is a director of Biomatrix. Mr. Morreale, along with other partners at Bingham Dana LLP, own a total of approximately 130,000 shares of Biomatrix common stock. John
J. Concannon III, also a partner of Bingham Dana LLP, is the Secretary of Biomatrix.


                                     EXPERTS

         The consolidated financial statements of Biomatrix, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and registration statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (at http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


         - Annual Report on Form 10-K for the year ended December 31, 1998;
         - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
         - The description of the common stock contained in Biomatrix's Registration Statement on Form 8-A filed June 12, 1998 with the SEC under the Securities Exchange Act of 1934.

         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                  Biomatrix, Inc.
                  65 Railroad Avenue
                  Ridgefield, NJ 07657
                  Attn:  Investor Relations
                  (201) 945-9550
                  investor.relations@biomatrix.com

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee....................................             $6,894
New York Stock Exchange Listing Fees....................              1,500
Legal Fees and Expenses.................................             10,000
Accountants' Fees and Expenses..........................              1,500
Miscellaneous Costs.....................................              1,106
      Total.............................................            $21,000



         Biomatrix will bear all expenses in connection with the issuance and distribution of the common stock being offered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. Article Six of the Biomatrix Amended and Restated Certificate of Incorporation and Article VII of the Biomatrix Amended and Restated By-Laws provide for indemnification of directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he or she is successful on the merits,
(ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) or (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified for them.

         Biomatrix does maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws.

         The Registration Rights Agreement between Biomatrix and Warburg Dillon Read dated as of May 14, 1998, provides that we will indemnify Warburg Dillon Read and each person who participates as a placement or sales agent or as an underwriter in any offering or sale of the shares against certain liabilities under the Securities Act of 1933, as amended, or otherwise, and provides that Warburg Dillon Read will indemnify Biomatrix against certain liabilities under the Securities Act or otherwise.

ITEM 16. EXHIBITS


EXHIBITS
--------
5        Opinion of Bingham Dana LLP
23.1     Consent of Bingham Dana LLP (included in Exhibit 5)
23.2     Consent of PricewaterhouseCoopers LLP
24       Power of Attorney (included in signature pages)



ITEM 17. UNDERTAKINGS

         (A) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Biomatrix, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 29th day of April 1999.

                                                 BIOMATRIX, INC.

                                                 By: /s/ Endre A. Balazs
                                                    ----------------------------
                                                    Endre A. Balazs
                                                    CHIEF EXECUTIVE OFFICER,
                                                    CHIEF SCIENTIFIC OFFICER AND
                                                    DIRECTOR

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Endre A. Balazs, Rory B. Riggs, Maxine Seifert, Justin P. Morreale, John J. Concannon III, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                         TITLE                                       DATE
               ---------                                         -----                                       ----
/s/ Endre A. Balazs                     Chief Executive Officer, Chief Scientific Officer and           April 29, 1999
---------------------------------       Director (principal executive officer)
Endre A. Balazs

/s/ Rory B. Riggs                       President                                                       April 29, 1999
--------------------------------
Rory B. Riggs

/s/ Maxine Seifert                      Chief Financial Officer (principal financial and                April 29, 1999
--------------------------------        accounting officer)
Maxine Seifert

/s/ H. Stuart Campbell                  Chairman of the Board of Directors                              April 29, 1999
--------------------------------
H. Stuart Campbell

/s/ Janet L. Denlinger                  Executive Vice President and Director                           April 29, 1999
--------------------------------
Janet L. Denlinger

/s/ Kurt Mark                           Director                                                        April 29, 1999
--------------------------------
Kurt Mark

/s/ Justin P. Morreale                  Director                                                        April 29, 1999
--------------------------------
Justin P. Morreale

                                        Director
--------------------------------
Julius A. Vida


                                  EXHIBIT INDEX

 EXHIBITS
 --------
5             Opinion of Bingham Dana LLP
23.1          Consent of Bingham Dana LLP (included in Exhibit 5)
23.2          Consent of PricewaterhouseCoopers LLP
24            Power of Attorney (included in signature page)


